     As filed with the Securities and Exchange Commission on July 26, 1996
                                           Registration No.
_______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                    ---------------------------------------
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                    ---------------------------------------

                       ILLINOIS COMMUNITY BANCORP, INC.
         -------------------------------------------------------------
            (Exact name of Registrant as Specified in Its Charter)

                    Illinois                        [HC's EIN]
         -------------------------------    --------------------------
         (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)        Identification No.)

                             210 E. Fayette Avenue
                        Effingham, Illinois 62401-3613
                                (217) 347-7127
    ----------------------------------------------------------------------
                   (Address of Principal Executive Offices)

                       Illinois Community Bancorp, Inc.
                          Management Recognition Plan

                       Illinois Community Bancorp, Inc.
                     1996 Stock Option and Incentive Plan
               -------------------------------------------------
                           (Full Title of the Plan)

                            J. Mark Poerio, Esquire
                           Howard S. Parris, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street N.W., Suite 700
                            Washington, D.C. 20036
    ----------------------------------------------------------------------
                    (Name and Address of Agent For Service)

                                (202) 822-9611
   ------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
    Title of each                       Proposed Maximum      Proposed Maximum     Amount of
 class of Securities    Amount to be     Offering Price      Aggregate Offering   Registration
  to be registered       registered        Per Share                Price             Fee
- -----------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value           70,357 (1)          $(2)             $912,971.55 (2)      $315.00
===============================================================================================

(1) Maximum number of shares issuable under Illinois Community Bancorp, Inc. Management Recognition Plan (20,102 shares) and 1996 Stock Option and Incentive Plan (50,255 shares), as such amounts may be increased in accordance with said plan in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2)  Under Rule 457(h) the registration fee may be calculated, inter alia, based
                                                               ----- ----
     upon the price at which the options may be exercised. 70,357 shares are being registered hereby, of which 49,242 are under option at a weighted average exercise price of $12.25 per share ($603,214.50 in the aggregate). The remainder of such shares, which are not presently subject to option (21,115 shares), are being registered based upon their stock value determined as of June 30, 1996, of $14.67 per share ($309,757.05 in the aggregate). Therefore, the total amount of the offering being registered herein is $912,971.55.

                                    PART I

                      INFORMATION REQUIRED IN THE SECTION
                               10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION*
- ------

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
- ------

     *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Illinois Community Bancorp, Inc. Management Recognition Plan and 1996 Stock Option and Incentive Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
- ------

     Illinois Community Bancorp, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The following document is incorporated by reference in this Registration
Statement:

     The description of the Company's securities as contained in the Registration Statement on Form S-4, as filed with the Commission on April 9, 1996 (Commission File No. 333-3322).

     A copy of the Prospectus for the Common Stock, included in the Company's Registration Statement (Commission File No. 333-3322).

     ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.   DESCRIPTION OF SECURITIES
- ------

     Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL
- ------

     Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
- ------

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF ILLINOIS GUARANTEE SAVINGS BANK, F.S.B.

     The Bank is required by OTS regulations to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reason of the performance of their official duties. Indemnification may be made to such person only if final judgment on the merits is in his favor or, in case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the Bank determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders. If a majority of the disinterested directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

     The Company's Articles of Incorporation provide for indemnification of any individual who is or was a director, officer, employee or agent of the Company (collectively, a "Covered Person") in any proceeding in which the individual is made a party as a result of his service in such capacity, as follows. With respect to an action or suit by or in the right of the Company (a derivative suit), the Company will indemnify a Covered Person for expenses (including attorneys' fees, but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit only if: (i) the Covered Person is successful on the merits or otherwise; or (ii) the Covered Person acted in good faith in the transaction that is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Such Covered Person will not be indemnified with respect to any claim, issue or matter as to which he has been adjudged to have been liable to the Company unless, and only to the extent that, the court in which the suit was brought shall determine that he is entitled to indemnification.

     Generally, with respect to a suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a derivative suit (a nonderivative suit), against a Covered Person, the Company will indemnify the covered person for amounts reasonably incurred by the Covered Person in connection with the nonderivative suit, including, but not limited to, expenses (including attorneys' fees), amounts paid in settlement, judgments and fines. Indemnification may only be made in a non-derivative suit if: (i) the Covered Person is successful on the merits or otherwise, or (ii) the Covered Person acted in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation.

     If the Indemnification provisions of the Company's Articles of Incorporation are invalidated by a court of competent jurisdiction, then any Covered Person will be indemnified to the full extent permitted by applicable law. Additionally, if the Illinois Business Corporation Act is amended, or other Illinois law is enacted, to permit further indemnification, then any Covered Person will be indemnified to the fullest extent as permitted by the Illinois Business Corporation Act, as so amended, or such other Illinois law. Management does not have any plans to provide for indemnification rights beyond those provided in the Company's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Articles of Incorporation also provide that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act (dealing with, among other things, unlawful distributions), or
(iv) for any transaction from which the director derived any improper personal benefit.

     This provision eliminates the potential liability of the Company's directors and officers for failure, through ordinary negligence, to satisfy their duty of care, which requires directors and officers to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and officers and discourage or deter stockholders from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Company and its stockholders. Stockholders may thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter, and the provision does not apply to breaches of duty prior to the incorporation of the Company or to breaches not committed as a director, officer, employee or agent of the Company.

     To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Company's Articles of Incorporation had it been in effect at the time of the litigation. Federal regulations contain no provisions for limitation of directors' liability.

     The above provisions seek to ensure that the ability of the Company's directors and officers to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties of loyalty to the Company and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their bylaws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Based upon the publicized trends in the insurance industry and the reported experience of other companies, the Company's management has no reason to believe that these problems will be alleviated in the near future. While in the opinion of the Company's management current conditions have not to date impaired the Company's ability to secure qualified directors and officers, management of the Company believes that these trends may result in individuals being unwilling, in many instances, to serve as directors of the Company without at least a partial supplement to the protection which such insurance has historically provided. The provisions of the Company's Articles of Incorporation relating to director liability and the Illinois law authorizing such provisions are intended to reduce, in appropriate cases, the risk incident to serving as a director, which otherwise could be covered by liability insurance. The Company's Board of Directors, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, has a personal interest in including these provisions in the Company's Articles of Incorporation at the potential expense of stockholders.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED
- ------

     Not Applicable.

ITEM 8.   EXHIBITS
- ------

     For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.   UNDERTAKINGS
- ------

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1934, to treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Effingham, State of Illinois, on July 23, 1996.

                                        ILLINOIS COMMUNITY BANCORP, INC.


                                     By:/s/ Gerald E. Ludwig
                                        ------------------------------------
                                        Gerald E. Ludwig
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE
      ---------                           -----                       ----
/s/ Gerald E. Ludwig            Chief Executive Officer and      July 23, 1996
- ----------------------------
Gerald E. Ludwig                 Chairman of the Board


/s/ Douglas A. Pike             President, Chief Financial and   July 23, 1996
- ----------------------------
Douglas A. Pike                  Accounting Officer and Director


/s/ Michael F. Sehy             Vice Chairman of the Board       July 23, 1996
- ----------------------------
Michael F. Sehy


/s/ Milton Hinkle                        Director                July 23, 1996
- ----------------------------
Milton Hinkle


/s/ Frederick C. Schaefer                Director                July 23, 1996
- ----------------------------
Frederick C. Schaefer


/s/ Ernest E. Garbe                      Director                July 23, 1996
- ----------------------------
Ernest E. Garbe


/s/ Garrett M. Andes, II                 Director                July 23, 1996
- ----------------------------
Garrett M. Andes, II

                               INDEX TO EXHIBITS

                                                                   Sequential
Exhibit                          Description                      Page Number
- -------                          -----------                      -----------
  5          Opinion of Housley Kantarian & Bronstein, P.C.
             as to the validity of the Common Stock being
             registered

  23         Consent of Housley Kantarian & Bronstein, P.C.
             (appears in their opinion filed as Exhibit 5)

  23.1       Consent of Independent Certified Public
             Accountants

  24 Power of Attorney (contained in the signature page to the Registration Statement on Form S-4 as filed with the Commission on April 9, 1996).

  99.1       Illinois Community Bancorp, Inc. Management
             Recognition Plan and associated trust agreement

  99.2       Illinois Community Bancorp, Inc. 1996 Stock
             Option and Incentive Plan

  99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive
             Stock Options granted under the 1996 Stock
             Option and Incentive Plan

  99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-
             Incentive Stock Options granted under the 1996
             Stock Option and Incentive Plan

  99.5 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation
             Rights granted under the 1996 Stock Option and Incentive Plan

  99.6       Notice of MRP Award

  99.7       Board resolutions approving the Management
             Recognition Plan and 1996 Stock Option and
             Incentive Plan and authorizing the issuance of shares of common stock in accordance with the terms of the 1996 Stock Option and Incentive
             Plan and the Management Recognition Plan

  99.8 Memorandum concerning taxation of MRP Awards, and associated election form